PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated August 19, 2005)	Registration No. 333-124121
FNB FINANCIAL SERVICES, LP
$350,000,000
SUBORDINATED TERM NOTES AND DAILY NOTES
F.N.B. CORPORATION
SUBORDINATED TERM NOTES AND DAILY NOTES
     One series of outstanding daily notes has a guaranteed interest rate of at least 5%, and the principal of these “5% notes” cannot be increased by the holders, unlike other daily notes. New daily notes exchanged for outstanding 5% notes will also have a guaranteed interest rate of at least 5%, and holders of new 5% notes will not be able to add to the principal amounts outstanding under these notes.
This Prospectus Supplement is dated FEBRUARY 3, 2006.